Exhibit 99.1

June 2, 2021

Special Committee of the Board of Directors

and the Board of Directors of

Madison Square Garden Entertainment Corp.

Two Penn Plaza

New York, NY, 10121

Members of the Special Committee and the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 24, 2021, to the Special Committee of the Board of Directors and the Board of Directors of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) as Annex D to, and to the references thereto under the headings “Summary— Opinion of the Financial Advisors to the MSGE Special Committee,” “Risk Factors—Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger— MSG Entertainment’s Reasons for the Merger; Recommendation of the MSGE Special Committee and Board of Directors,” “The Merger—Opinion of the Financial Advisors to the MSGE Special Committee” and “The Merger Agreement—Representations and Warranties” in, the joint proxy statement/prospectus relating to the proposed transaction involving MSG Entertainment and MSG Networks Inc., which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of MSG Entertainment (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC
MOELIS & COMPANY LLC